Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT NAMES DAVID M. MOFFETT TO BOARD OF DIRECTORS

     NEW YORK – July 27, 2010 – CIT Group Inc. (NYSE: CIT), a leading provider of financing to small businesses and middle market companies, today announced that David M. Moffett (58) has been named to CIT’s Board of Directors effective July 27, 2010. He will serve as a member of CIT’s Audit Committee.

     Moffett is the former Chief Executive Officer of Federal Home Loan Mortgage Corporation (Freddie Mac). Prior to this, he served as a Senior Advisor with the Carlyle Group LLC. He has also served as Vice Chairman and Chief Financial Officer of U.S. Bancorp, and has held senior positions with a number of other banking institutions including Firstar Corporation, Bank of America, Security Pacific, Sooner Federal Bank & Trust Co., and First National Bank & Trust Co.

     Moffett earned a BA degree in Economics from the University of Oklahoma and an MBA from Southern Methodist University.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a bank holding company with more than $40 billion in finance and leasing assets. It provides financing and leasing capital to its more than one million small business and middle market clients and their customers across more than 30 industries. CIT maintains leadership positions in small business and middle market lending, factoring, retail finance, aerospace, equipment and rail leasing, and global vendor finance. www.cit.com

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CIT MEDIA RELATIONS:
C. Curtis Ritter
Vice President
Director of External Communications & Media Relations
(212) 461-7711
Curt.Ritter@cit.com

CIT INVESTOR RELATIONS:
Ken Brause
Executive Vice President
(212) 771-9650
Ken.Brause@cit.com